EXHIBIT 5.1
[Letterhead of HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN,
A Professional Corporation ]
March 12, 2007
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing on or about March 12, 2007 by PlanetOut Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,090,908 shares of Common Stock, par value $0.001 (the “Shares”), issuable pursuant to its 2004 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined copies or originals of the following documents:

1.	The Registration Statement and related prospectus;

2.	The Plan;

3.	The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on October 19, 2004, as amended on January 8, 2007;

4.	The Company’s Amended and Restated Bylaws, adopted on April 21, 2004;

5.	Certain resolutions of the Company’s Board of Directors and stockholders dated April 26, 2004 and May 2004, respectively, relating to the Plan;

6.	The minute books of the Company provided to us by the Company;

7.	A specimen stock certificate for the Common Stock of the Company; and

8.	Certificates of public officials, officers of the Company and the Company’s transfer agent dated as of the date hereof.
In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.
As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the foregoing paragraph. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.
In addition, we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock will have been authorized and reserved or will be available for issuance; (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter and (D) the cash consideration payable in connection with the issuance and sale of the Shares will not be less than the par value of the Common Stock.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold, issued and delivered in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.
Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very Truly Yours,
HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Julia Vax

Julia Vax, On behalf of the firm

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